(FLORIDA SEAL)

                          FLORIDA DEPARTMENT OF STATE
                               Sandra B. Mortham
                               Secretary of State




July 18, 1996

JOSE A. ALVAREZ
VISION MARKETING GROUP, INC.
503 BARNES DRIVE
BRANDON, FLORIDA  33511



Re:  Document Number P92000011534

The Articles of Amendment to the Articles of Incorporation of VISION MARKETING GROUP, INCORPORATED which changed its name to ENERGY CONSERVATION INTERNATIONAL, INC., a Florida corporation, were filed on July 11, 1996.

Should you have any questions regarding this matter, please telephone (904) 487-6050, the Amendment Filing Section.

Velma Shepard
Corporate Specialist
Division of Corporations                            Letter Number:  996A00034739



























     Division of Corporations - P.O. BOX 6327 - Tallahassee, Florida 32314

           -FILED-
      96 JUL 11 PM 12:00
      SECRETARY OF STATE
     TALLAHASSEE, FLORIDA



DOCUMENT # P92000011534



                             AMENDMENT TO ARTICLES
                                OF INCORPORATION
                                       OF
                      VISION MARKETING GROUP, INCORPORATED



We submit the following amendments to our Articles of Incorporation approved by the Board of Directors and by the stockholders of the corporation adopted on July 8, 1996, to be effective upon receipt at the Secretary of State's Office.

ARTICLE I - NAME CHANGE

The name of the Corporation is to be changed from Vision Marketing Group, Incorporated to ENERGY CONSERVATION INTERNATIONAL, INC.

ARTICLE III - CAPITAL STOCK

The previous articles of amendment to the articles of incorporation be amended to reflect an increased authorized issue of common stock from Four Million (4,000,000) shares at one cent (.01) par value, to FIFTY MILLION (50,000,000) shares of common stock at one cent (.01) par value. An increased authorized issue from One Million (1,000,000) shares of undesignated preferred stock to TEN MILLION (10,000,000) shares of undesignated preferred stock.

These Articles of Incorporation as amended were approved to by the Board of Directors and the shareholders of the corporation and adopted July 8, 1996.


/s/  Jose A. Alvarez
     Jose A. Alvarez, CEO, PRESIDENT